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                                                                    EXHIBIT 12.1


                                FEDEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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                                                                                                           Six Months Ended
                                                         Year Ended May 31,                                   November 30,
                                         --------------------------------------------------------        ---------------------
                                            1996        1997        1998          1999        2000           1999       2000
                                         ----------  ----------  ----------    ----------  ----------    ---------  ----------
                                                        (In thousands, except ratios)
Earnings:
   Income before income taxes.........   $  702,094   $425,865   $  899,518    $1,061,064  $1,137,740    $  545,808  $  589,373
   Add back:
     Interest expense, net of
       capitalized interest...........      109,249    110,080      135,696       110,590     121,173        54,773      72,538
     Amortization of debt
       issuance costs.................        1,628      1,328        1,481         9,249       1,264           595         605
     Portion of rent expense
       representative of
       interest factor................      393,775    439,729      508,325       570,789     624,588       306,158     301,022
                                         ----------   --------   ----------    ----------  ----------    ----------  -----------

   Earnings as adjusted...............   $1,206,746   $977,002   $1,545,020    $1,751,692  $1,884,765    $  907,334  $  963,538
                                         ==========   ========   ==========    ==========  ==========    ==========  ===========

Fixed Charges:
   Interest expense, net of
     capitalized interest.............   $  109,249   $110,080   $  135,696    $  110,590  $  121,173    $   54,773  $   72,538
   Capitalized interest...............       44,654     45,717       33,009        38,880      34,823        17,097      12,000
   Amortization of debt
     issuance costs...................        1,628      1,328        1,481         9,249       1,264           595         605
   Portion of rent expense
     representative of
     interest factor..................      393,775    439,729      508,325       570,789     624,588       306,158     301,022
                                         ----------   --------   ----------    ----------   ---------    ----------  ----------

                                         $  549,306   $596,854   $  678,511    $  729,508  $  781,848    $  378,623  $  386,165
                                         ==========   ========   ==========    ==========  ==========    ==========  ===========

   Ratio of Earnings to Fixed Charges.          2.2        1.6          2.3           2.4         2.4           2.4         2.5
                                         ==========   ========   ==========    ==========  ==========    ==========  ===========

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